Exhibit 99.1

ProCap Financial Commences Aggressive Share Buyback Program and Commits to Working to Close the Discount to NAV

●	Company purchased 148,241 shares at approximately 35% discount to NAV
●	Company commits to working to close the discount to NAV through aggressive stock buybacks

NEW YORK, NY – February 23, 2026 – ProCap Financial, Inc. (Nasdaq: BRR), the first publicly traded agentic finance firm, today announced it repurchased 148,241 shares of its common stock in the open market on Friday, February 20, 2026.

In December 2025, ProCap Financial established a share buyback plan to fulfill the Company’s goal of repurchasing as much BRR common stock as possible while it is trading at a discount to Net Asset Value (“NAV”).

“We were able to buy $1.00 of our stock for approximately $0.65 last week. We plan to aggressively buy as much of our stock as we can as long as the market will sell us shares at a substantial discount to NAV,” said Anthony Pompliano, Chairman and CEO of ProCap Financial. “Every great investor knows it is a good idea to buy assets for less than they are worth. BRR shares are no different.”

Current Company Metrics

Metric	Value
Bitcoin Holdings	5,007 BTC (~$335 million)
Cash	~$70 million
Convertible Debt	~$100 million
NAV[1]	~$305 million
Basic Shares Outstanding	83,274,534
NAV Per Basic Share	~$3.65
Current NAV Discount	~35%

1Net Asset Value (“NAV”) equals the value of Bitcoin holdings plus cash less convertible debt.

About ProCap Financial

ProCap Financial is the first publicly traded agentic finance firm. The Company’s mission is to help independent investors make money. Founded in 2025, the Company raised more than $750 million from leading investors and is traded on Nasdaq under the symbol BRR. Visit www.procapfinancial.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially. Such risks include those described under “Risk Factors” in most recent SEC filings. We caution readers not to place undue reliance on forward-looking statements, which reflect our views only as of the date of this release. We undertake no obligation to update such statements, except as required by law.

MEDIA CONTACT

Erica Chase
press@procapfinancial.com

INVESTOR CONTACT

investors@procapfinancial.com